Exhibit 99.1

Press Release
Two North Broadway
P.O. Box 59
Lebanon, Ohio 45036

Company Contact: Eric J. Meilstrup President and Chief Executive Officer LCNB National Bank (513) 932-1414	Investor and Media Contact: Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400.
shareholderrelations@lcnb.com	andrew@smberger.com

LCNB Corp. Strengthens Board of Directors with Appointment of Takeitha W. Lawson

Ms. Lawson Brings Valuable Experience in Corporate Finance, Investor Relations and Public Company Operations

Appointment Reflects LCNB’s Ongoing Commitment to Maintaining Strong Governance and Adding Highly-Qualified, Independent Individuals to the Board

LEBANON, Ohio -- November 15, 2021 -- LCNB Corp. (NASDAQ: LCNB) (“LCNB” or the “Company”) today announced that it has appointed Takeitha W. Lawson (“Kei”) to its Board of Directors (the “Board”). The appointment reflects LCNB’s ongoing commitment to maintaining strong corporate governance and adding diverse, experienced, and independent individuals to the Board.

Eric Meilstrup, President and Chief Executive Officer, stated: “As we pursue sustainable growth across our markets, adding independent perspectives and new expertise to our Board is a priority. This is why the Board’s Nominating and Governance Committee ran a thoughtful process to assess candidates prior to identifying and selecting Kei. Her background in corporate finance, investor relations, and operations roles at top public companies will be a major value-add in our boardroom. In addition, since she is also an active member of the greater Cincinnati community, Kei will help the Board continue to assess and understand customer needs across our operating markets.”

Ms. Lawson added: “I'm thrilled to join LCNB’s Board at such an exciting time. I look forward to working with my fellow Board members and the executive team to help LCNB pursue growth and deliver value for all stakeholders, ranging from shareholders to customers to employees.”

Spencer S. Cropper, Chairman of the Board, concluded: “Kei brings extensive experience that will enrich our Board. LCNB remains focused on attracting a diverse set of experienced leaders to our executive team and Board. Kei’s appointment increases the size of our Board to eleven individuals, which includes a majority of independent members and a 25% diversity rate. I am pleased with the progress we are making in refreshing the Board to support our strategy and reflect the demographic makeup of the communities we serve. On behalf of everyone at LCNB, I am excited to work with Kei and I look forward to her future contributions.”

Takeitha W. Lawson Biography
Ms. Lawson has considerable experience in corporate finance, investor relations, and operations based on her background working at some of the world’s top public companies. She is currently a Director at Cincinnati Bell Inc., where she has served in corporate finance and investor relations roles. Prior to joining the company, she held various finance roles at Lockheed Martin Corporation, Lexmark International Inc., and E.I. DuPont de Nemours and Co., Inc. She also currently serves on the Executive Board and is Treasurer of Women Helping Women and is the former Vice President of Finance at the Junior League of Cincinnati. Ms. Lawson received a Master of Business Administration from Drexel University and holds a Bachelor of Business Administration in Finance from Temple University.

About LCNB Corp.
LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Through its subsidiary, LCNB National Bank (the “Bank”), it serves customers and communities in Southwest and South Central Ohio. A financial institution with a long tradition for building strong relationships with customers and communities, the Bank offers convenient banking locations in Butler, Clermont, Clinton, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren Counties, Ohio. The Bank continually strives to exceed customer expectations and provides an array of services for all personal and business banking needs including checking, savings, online banking, personal lending, business lending, agricultural lending, business support, deposit and treasury, investment services, trust and IRAs and stock purchases. LCNB Corp. common shares are traded on the NASDAQ Capital Market Exchange® under the symbol “LCNB.” Learn more about LCNB Corp. at www.lcnb.com.